PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 26 March 2004

Fidelis Announces Comanche Point Acquisition

TUCSON, AZ--(MARKET WIRE)--Mar 26, 2004 -- Fidelis Energy, Inc. (OTC BB:FDEI.OB - News) (formerly (OTC BB:EGSE.OB - News), is pleased to announce that it has entered into an 80% working interest agreement in the Comanche Point Producing Company, Tejon 400 acre lease. The leased lands lie within Sections 28, 29, 32, 33 of T12N, R18W, SBB&M, Kern County, California.

Recent third-party engineering studies of the sub-surface oil sands underlying the lease have estimated total reserves at over 5,000,000 barrels, and the recoverable reserves to contain 2,100,000 barrels of heavy crude oil at depths ranging from 400 to 700 feet below the surface in Etchegoin Sands.

The Company, along with the working partner, intends to implement a horizontal injector well and steam-flood extraction pilot study beginning in mid-May of this year. There are 16 existing pump-jacks on location producing a small but steady amount of crude. Due to the successes of other oil and gas operators proximate to the location of Comanche Point using various steam methods, it is believed that the planned study will bear out a production increase to as much as 300 barrels per day when the field is fully rotated under the planned steam-flood program.

Under the terms of the Oil and Gas Purchase Agreement, the Company will provide $305,000 on the closing date of April 1, 2004. An amount of $200,000 will be paid within 20 days thereafter to commence implementation of the pilot study. Following full payback of the Company's investment, the working partner of Fidelis will increase to a 30% working interest as the Company decreases to 70% interest. Both partners are subject only to a 12.5% royalty to Tejon Ranch on the production.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits and other factors over which Fidelis Energy, Inc. has little or no control.

ON BEHALF OF THE BOARD

Fidelis Energy, Inc.

"Frank Anjakos"

Frank N. Anjakos, III -- President